Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Phase 2b TARGET Trial Results Show Improved Survival in Adenocarcinoma Non-Small Cell Lung Cancer Patients Treated with Endocyte’s Vintafolide

- Data Presented Today as Late-Breaker at European Society for Medical Oncology (ESMO) 2014 Congress in Madrid -

- Interim Update of Overall Survival Analysis Shows 30 Percent Reduction of Risk of Death in Pre-Defined Adenocarcinoma Patient Subgroup -

- Conference Call/Webcast at 8:30 a.m. EDT Monday, Sept. 29 –

WEST LAFAYETTE, Ind., Sept. 27, 2014 -- Endocyte, Inc. (Nasdaq: ECYT), today announced that the small molecule drug conjugate (SMDC) vintafolide in combination with docetaxel extended overall survival (OS) for patients with folate receptor (FR) positive recurrent non-small cell lung cancer (NSCLC) compared to patients receiving monotherapy docetaxel in its TARGET Phase 2b clinical trial. The late-breaking TARGET trial data will be presented today at the European Society for Medical Oncology Congress (ESMO), by Rohit Lal, M.D., consultant medical oncologist at Guys and St Thomas’ Hospital and an Honorary Consultant Medical Oncologist for Kings College Hospital, London.

The data show that patients in the predefined adenocarcinoma subgroup treated with the vintafolide plus docetaxel combination had a 27 percent reduction in risk of the disease worsening or death (HR=0.73, p=0.0899, one-sided test), and a 30 percent reduction in the risk of death (HR=0.70, p=0.1018) compared to docetaxel monotherapy. Stratified analysis, which adjusts for pre-defined patient characteristics in the trial, reflect a 49 percent reduction in the risk of death in patients with adenocarcinoma (HR=0.51, p=0.0147). These data include approximately 78 percent of the targeted number of events in the overall survival analysis. Overall survival in all patients, including those with squamous disease, reflect a 12 percent reduction in the risk of death (HR=0.88, p=0.2874) or 25 percent reduction when stratified (HR=0.75, p=0.1066). The primary endpoint of the study, as presented previously, showed that risk of disease worsening or death (progression-free survival, or PFS) was reduced by 25 percent for patients who received vintafolide plus docetaxel (HR=0.75, p=0.0696).

“We were pleased to see favorable results in the adenocarcinoma subgroup, where intensity of FR expression is approximately 20-fold higher than in squamous cell disease,” said Ron Ellis, president and CEO at Endocyte. “We are currently evaluating the development plan for vintafolide in NSCLC in this patient population to determine if we will advance vintafolide quickly to a phase 3 trial after the OS data is fully mature. In the meantime, we continue to progress in the phase 1 studies of two other SMDCs. Our financial strength enables us to explore moving forward with more than one of our wholly-owned pipeline agents in select indications should it be the most beneficial path for the company and patients.”

Dr. Rohit Lal said, “These results are very promising for patients receiving second-line treatment for this challenging disease. The folate receptor is a promising target, particularly in NSCLC, where the majority of patients are positive for this receptor. In particular, the consistency of results among patients with adenocarcinoma, including improved tumor response, delayed disease progression, and extended overall survival, support continued study of vintafolide in this patient population.”

The study enrolled and treated 199 patients whose target tumors were all positive for the folate receptor, as determined with the companion imaging agent etarfolatide. Patients were randomized between three arms: vintafolide monotherapy, a combination of vintafolide and docetaxel, and docetaxel monotherapy. The independent data safety monitoring board determined before the completion of the trial that the vintafolide monotherapy arm was not likely to demonstrate increased benefit in the delay of disease progression compared to docetaxel alone.

Patients with recurrent folate-receptor positive adenocarcinoma NSCLC

	Comparison*	Vintafolide + Docetaxel (N=43)	Docetaxel (N=49)
Overall response rate	6.6% difference	20.9%	14.3%
Median progression free survival Unstratified analysis Stratified analysis	1.2 month difference HR=0.73, p=0.0899 HR=0.68, p=0.0732	4.2 months	3.0 months
Median overall survival Unstratified analysis Stratified analysis	5.9 month difference, HR=0.70, p=0.1018 HR=0.51, p=0.0147	12.5 months	6.6 months

* One-side p-value

The most common (>5 percent incidence) Grade 3 or higher adverse events occurring more frequently in the vintafolide plus docetaxel arm compared to docetaxel monotherapy were neutropenia (72 percent vs. 55 percent), febrile neutropenia (14 percent vs. 6 percent), sepsis/neutropenic sepsis (6 percent vs. 2 percent), and peripheral neuropathy (9 percent vs. 0 percent).

Endocyte’s management will host a conference call and webcast Monday to discuss the TARGET trial results:

Date: Sept. 29, 2014

Time: 8:30 a.m. EDT

Dial: (877) 845-0711 (US/Canada) or (760) 298-5081 (International)

Webcast information can be accessed under “Events & Presentations” in the Investors & News section of Endocyte’s website at www.endocyte.com.

About the TARGET trial

TARGET is an international, multicenter, open-label Phase 2b study designed to evaluate vintafolide in patients with stage IIIb or IV NSCLC with all lesions positive for the folate receptor [FR(100%)] as determined by the investigational companion imaging agent etarfolatide (EC20) and who have failed one prior chemotherapy (ClinicalTrials.gov Identifier: NCT01577654). The trial was conducted in 199 patients. The primary endpoint was an improvement in PFS and secondary endpoints include the comparison of overall response rate, disease control rate, duration of response, duration of disease control, overall survival of the participants between treatment arms, and the incidence of adverse and serious adverse events. TARGET included three investigational arms, vintafolide monotherapy and vintafolide in combination with docetaxel, each of which was compared to a standard-of-care control arm, docetaxel monotherapy.

About Vintafolide and Etarfolatide

Vintafolide is an investigational conjugate of folic acid (vitamin B9) linked to an anti-cancer agent, the potent vinca alkaloid desacetylvinblastine hydrazide (DAVLBH). Since cancer cells generally consume higher levels of folate than normal cells to fuel their growth, some cancer cell types – including NSCLC – have high concentrations of the folate receptor on their surface. Vintafolide is designed to selectively target the folate receptor to deliver the anti-cancer agent to the cancerous tissue. Tumors that have high concentrations of the folate receptor are identified by etarfolatide, a non-invasive imaging diagnostic agent.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.

Endocyte Forward-Looking Statement

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company's expectations for final clinical trial results and the initiation of future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the final overall survival analysis may be materially different than those referenced here, trials of earlier stage agents may not be successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company's periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.